Exhibit 10.2

FORM OF GPO PARTICIPATION AGREEMENT

Between

Premier Purchasing Partners, L.P.

and

GPO PARTICIPATION AGREEMENT

THIS GPO PARTICIPATION AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined below) by and between Premier Purchasing Partners, L.P. (“Premier LP”), and                                          (“Member”) (each of Premier LP and Member may be referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Member is a limited partner in Premier LP and a stockholder in Premier, Inc. (collectively, the “Premier Group”) and participates in the group purchasing programs operated by the Premier Group and their Related Entities, pursuant to which Premier Members are entitled to purchase Products and Services under the terms of the Premier Program Contracts negotiated with Vendors (collectively, the “Premier Program”).

WHEREAS, following a reorganization of the Premier Group effective as of the closing (the “Effective Date”) of the initial public offering of Class A shares of the common stock of Premier, Inc., a newly formed Delaware corporation (“Premier Parent”), Premier LP will be renamed “Premier Healthcare Alliance, L.P.” and will operate the Premier Program.

WHEREAS, all existing agreements between Member and any of the Premier Group entities, other than the Premier, Inc. Stockholders’ Agreement (collectively, the “Existing Agreements”), will remain in full force and effect; provided, that to the extent that any provision of this Agreement conflicts with any provision of any Existing Agreement related to the duration of Member’s and its Member Facilities’ (as defined below) participation in the Premier Program, the terms of this Agreement shall be controlling and any conflicting provision of such Existing Agreement is hereby deemed to be amended to conform to the provisions of this Agreement without any further action by either Party.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Definitions.

As used herein, the following terms have the following meanings:

1.1                               “Administrative Fees” means the fees paid by Vendors to Premier LP pursuant to the Medicare safe harbor regulations set forth in 42 CFR 1001.952(j), for administrative and support services provided by Premier LP pursuant to Premier Program Contracts.  These fees are generally expressed as a defined percentage of the purchases made by Premier Members under a given Premier Program Contract.  The term “Administrative Fees” shall also include administrative fees paid to an applicable Member under group purchasing contracts between the Member and vendors that are remitted to Premier LP under the terms of any Existing Agreement.

1.2                               “Change of Control” means the consummation of a transaction in which a majority of the equity or nonprofit corporate membership interests in, or all or substantially all of the assets of, Member are sold, transferred or assigned to an unrelated third party, or by which Member is merged into and with an unrelated third party and the equityholders or nonprofit corporate members of Member prior to the transaction hold less than a majority of the equity or nonprofit corporate membership interests in the surviving entity.

1.3                               “Eligible Organization” means any entity that is not a healthcare provider but which is eligible for participation in the Premier Program.

1.4                               “Force Majeure Event” means events outside of a Party’s control, which shall include, but not be limited to, fire, flood, explosion, natural disaster, inability to obtain or shortage of materials, equipment or transportation, governmental orders (including restrictions, priorities or rationing), acts of God, accidents and strikes, lockouts or other labor trouble or shortage.

1.5                               “Member Facilities” means the acute and non-acute health care providers and other Eligible Organizations that are Owned, Leased or Managed by, or Affiliated with, Member.  A list of the Member Facilities is attached as Exhibit A and shall be updated by the Parties as required.  Any Member Facility that ceases to be Owned, Leased or Managed by, or Affiliated with Member shall cease to be a “Member Facility” for purposes of this Agreement as of the effective date of the termination of such relationship (e.g., consummation of sale transaction, termination of sponsorship, etc.).

1.6                               “Owned, Leased or Managed by, or Affiliated with” means (a) each acute and non-acute health care provider with respect to which Member directly or indirectly:  (i) holds (A) a majority of the equity interests or corporate membership interests in such provider or the power to appoint a majority of such provider’s governing body or (B) a significant equity interest (which may be less than a majority of the total equity) sufficient to enable operational control and such provider is willing to designate Premier LP as its primary group purchasing organization; (ii) leases and operates such provider; or (iii) manages such provider in whole or in part (including, at a minimum, the supplies purchasing function); and (b) each acute and non-acute health care provider and other Eligible Organization which Member has sponsored for participation in the Premier Program, if such entity is not otherwise described in subsection (a).

1.7                               “Premier Member” means any entity that participates in the Premier Program.

1.8                               “Premier Policies” means the policies and procedures applicable to the Premier Program, as made available to Premier Members from time to time (including through Premier LP’s web-site).

1.9                               “Premier Program” means the group purchasing programs conducted by Premier LP and its Related Entities, pursuant to which Premier Members are entitled to purchase Products and Services under the terms of Premier Program Contracts negotiated with Vendors.

1.10                        “Premier Program Contracts” means the purchasing agreements between Premier Vendors and Premier LP, for the purchase by Premier Members of Products and Services (including any enhancements of Premier Program Contracts negotiated by, or on behalf of, any Member Facility).

1.11                        “Products and Services” means the products, supplies, equipment and services available to Premier Members through Premier Program Contracts.

1.12                        “Rebates” means the payments, if any, made by Vendors to Premier LP for the benefit of Premier Members, related to the volume of particular Products and Services purchased by such Premier Members under the terms of Premier Program Contracts.

1.13                        “Related Entities” means, with respect to either Premier LP or Member, any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity, with the term “control” for purposes of this definition meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (written or oral) or otherwise; and the terms “controlling,” “controlled by” and “under common control with” shall have meanings correlative to the foregoing.

1.14                        “Vendor” means a supplier of Products and Services under a Premier Program Contract.

2.                                      Premier LP Obligations.

2.1                               Access to Premier Program.  Subject to the terms and conditions of this Agreement, Premier LP will make the Premier Program available to each Member Facility that completes Premier LP’s standard membership application (each, a “Membership Application”) and is approved for participation in such program in accordance with the Premier Policies.  No Member Facility that is currently participating in the Premier Program as of the Effective Date will be required to execute a new Membership Application.  Member understands that Vendors have discretion with regard to extending Premier Program Contracts to individual Premier Members and that Premier LP will not be in breach of this Agreement if a Vendor declines to extend its contract to Member or any Member Facility.

2.2                               Support Services Team.  Premier LP will provide support to Member throughout the Term (as defined in Section 7 below), including through Premier LP’s Core Field Service team, national analytics team, regional and national subject matter experts who assist with specific contract categories (e.g., cardiology, pharmacy, laboratory, nursing, construction, and foodservice) based on Member’s needs, and the Premier Solutions Center.

2.3                               Core Tools.  Member shall have access to all web-based tools that are provided to all Premier LP owners for no additional cost.  These tools include but are not limited to: (i) Supply Chain Advisor®, an online, automated, contract management system including catalog, electronic price activation, news/resources, and the ability to manage all contracts in one place, including regional/local agreements; (ii) SpendAdvisor® PharmacySpend™, which uses data from pharmacy wholesalers to support pharmacy spend analysis; and (iii) SpendAdvisor® PremierSpend™, which provides analysis of supplier-reported data for spend using Premier Program Contracts. It does not include SpendAdvisor® MySpend™, which is a fee-based tool that will continue to be provided under the terms of any Existing Agreement governing the use and cost of that tool.

2.4                               Other Services.  Premier LP shall provide such other services and support to Member and Member Facilities as set forth under any Existing Agreements or any other contractual arrangements entered into between Premier LP and Member during the Term of this Agreement.

3.                                      Member Obligations.

Member shall, and shall cause each Member Facility to, (a) participate in the Premier Program throughout the Term of this Agreement in compliance with the Premier Policies; and (b) utilize Premier LP as its primary group purchasing organization (provided, that Member Facilities that are transitioning from a relationship with another group purchasing organization may continue to access specific agreements under such other group purchasing organization’s programs during a reasonable transition phase, consistent with the Premier Policies and following formal notice to such other group purchasing organization of such Member Facility’s withdrawal from such group purchasing organization’s programs).  Member shall convert all new Member Facilities after the Effective Date to participation in the Premier Program as soon as practicable; provided, that such conversion shall in all cases be completed within (i) 12 months following the effective date upon which such Member Facility becomes Owned, Leased or Managed by, or Affiliated with, Member, in the absence of a contractual commitment barring conversion or (ii) three months following the expiration or other lapse of any such contractual bar to conversion.

4.                                      Financial Matters.

4.1                               Administrative Fee Shareback.  To the extent permitted under then-applicable law, Premier LP shall pay to Member, within 60 days following the end of each calendar quarter, 30% of all Administrative Fees actually collected and allocated in Premier LP’s contract management system based upon purchases made by Member Facilities through Premier Program Contracts, or otherwise remitted to Premier LP by Member under the terms of an Existing Agreement (if applicable), during such quarter.  The amounts paid to Member under this Section will be (a) considered “offeror rebates” as defined in the discount safe harbor under the federal

Medicare program, codified at 42 C.F.R. § 1001.952(h), and (b) calculated on a cash accounting basis, i.e., based on the allocation of Administrative Fees as a result of actual cash receipts during the preceding quarter.  In the event of termination of this Agreement by Member for breach under Section 7.4, for a period of twelve months following the effective date of such termination Premier LP will continue to pay offeror rebates as provided in this Section to Member based upon purchases made by Member Facilities through Premier Program Contracts prior to the effective date of such termination.

4.2                               Vendor Rebates.  Premier LP shall pay directly to applicable Member Facilities, in the manner provided in the Premier Program Contracts, all Rebates actually received by Premier LP from Vendors during the preceding quarter with respect to purchases by those Member Facilities under such Premier Program Contracts.

4.3                               Misdirected Payments.  Member shall, and shall cause each Member Facility to, remit to Premier LP on a quarterly basis, any payments of Administrative Fees directly from Vendors to Member or such Member Facility as a result of purchases by Member Facilities through Premier Program Contracts.

4.4                               Safe Harbor Reports.  Premier LP shall provide an annual report to each Member Facility (a) identifying (i) all Administrative Fees earned by Premier LP from each Vendor with respect to purchases by such Member Facility under Premier Program Contracts during the preceding twelve-month period, in accordance with the group purchasing organization safe harbor promulgated under the federal Medicare program (42 C.F.R. § 1001.952(j), as amended) and (ii) all offeror rebates paid by Premier LP to Member with respect to purchases by such Member Facility under Premier Program Contracts during the preceding twelve months, in accordance with the discount safe harbor promulgated under the federal Medicare program (42 C.F.R. § 1001.952(h), as amended); and (b) notifying each Member Facility of its obligation to:  (i) disclose the specified dollar value of discounts or reductions in price under any state or federal program which provides cost or charge-based reimbursement to such facility for items and services covered by any Premier Program Contract in accordance with applicable regulations, including, without limitation, by appropriately reflecting such amounts in the facility’s cost reports; and (ii) provide information upon request in accordance with the provisions of 42 C.F.R. § 1001.952(h)(1), as such may be amended.  Member shall cause each Member Facility to comply with all requirements of the discount safe harbor set forth in 42 C.F.R. § 1001.952(h)(1), as such may be amended.  Member shall be responsible for providing safe harbor reports to Member Facilities, in accordance with the group purchasing organization safe harbor promulgated under the federal Medicare program (42 C.F.R. § 1001.952(j), as amended), with respect to any Administrative Fees collected by Member under its own group purchasing contracts with vendors.

5.                                      Representations and Warranties.

Each of Premier LP and Member, as applicable, represents and warrants the following to the other Party for its reliance thereon:

5.1                               Valid Formation.  Each is an entity duly organized or formed, validly existing and in good standing under the laws of the state pursuant to which it is organized, and has all requisite legal power to enter into this Agreement and to perform its obligations hereunder.

5.2                               Due Authority.  This Agreement has been duly executed and delivered by each and is the legal, valid, and binding obligation of each, fully enforceable against each in accordance with its terms.

5.3                               No Consents.  No consent or approval of any court, governmental or administrative agency, individual or entity is required in connection with the execution of this Agreement by such Party or the consummation of the transactions contemplated hereby, except for such consents or approvals which have been duly obtained prior to the execution of this Agreement.

5.4                               Due Enforceability.  The execution of this Agreement and the performance by such Party of its obligations hereunder does not violate, conflict with, or constitute a default under or breach of, any judgment, order, writ, injunction, decree, or organizational document of such Party, or violate any statute, law, order, regulation, agreement or instrument to which that Party is bound as of the Effective Date.

5.5                               No Debarment.  Each Party, each Member Facility, and their respective directors, officers, and, to the best of such Party’s knowledge, their respective employees: (i) are not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) (the “Federal Healthcare Programs”); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Healthcare Programs; and (iii) are not under investigation or otherwise aware of any circumstances which may result in such Party or Member Facility being excluded from participation in the Federal Healthcare Programs. These representations and warranties shall be ongoing during the Term and a Party shall immediately notify the other Party of any change in the status of these representations and warranties.  Any breach of this provision shall be deemed to be a material breach under this Agreement giving the other Party the right to terminate for cause.

6.                                      Vendor Acts and Omissions.  Premier LP, its Related Entities and their respective directors, officers, employees and agents shall not be liable to Member, any Member Facility or to any other entity or person for the acts or omissions of Vendors; further, Premier LP, its Related Entities and their respective directors, officers, employees and agents shall not be liable to Member, Member Facilities or to any other entity or person for any breach of any expressed or implied representation or warranty regarding any Products or Services that may be the subject of any purchasing agreement under or concerning the Premier Program or any other Premier LP program.

7.                                      Term; Termination.

7.1                               Term.  The term of this Agreement shall commence as of the Effective Date and shall continue until the fifth anniversary of the Effective Date (the “Initial Term”); provided, that the Term shall be automatically extended for successive five-year periods (each, a “Renewal Term”, and, together with the Initial Term, the “Term”) unless either Party notifies the other, prior to the fourth anniversary of the then-current Term, that such Party desires to terminate this Agreement effective upon the expiration of the then-current Term.

7.2                               Termination for Convenience.  This Agreement may be terminated by either Party for convenience upon 12 months’ prior written notice, given at any time after the second anniversary of the commencement date of the then-current Term.

7.3                               Termination Due to Change of Control.  This Agreement may be terminated by either Party at any time, upon 12 months’ prior written notice, in the event of a Change of Control of Member.

7.4                               Termination for Cause.  This Agreement may be terminated for cause, by either Party, upon written notice to the other Party (a “Breach Notice”) specifying with particularity the event of breach upon which such Breach Notice is based; provided, that in the event of a breach of Sections 3, 4.3, 5.5, 9.1, 10, 11.5, 11.16 or 11.17 with respect to a Member Facility, Premier LP may in its sole discretion elect to terminate only such Member Facility’s participation in the Premier Program. The terminating Party shall have the right to terminate this Agreement immediately if the non-terminating Party shall fail within 30 days after the receipt of such Breach Notice to cure or correct the breach alleged in the notice; provided, that if the Parties agree that the breach alleged by the terminating Party in the Breach Notice is not capable of correction within such 30-day period, the terminating Party shall have the right to terminate this Agreement immediately if the non-terminating Party shall have failed to commence corrective action within such 30-day period and diligently pursue corrective measures to the satisfaction of the terminating Party (provided, that in no event shall the period to cure extend beyond 90 days without the prior approval of the terminating Party).  As used herein, the term “cause” shall mean: (a) a material breach by the other Party of the provisions of this Agreement; (b) the loss of the ability of either Party lawfully to perform its obligations hereunder; (c) the failure of the other Party to negotiate in good faith to amend this Agreement pursuant to Section 8 hereof; (d) the breach by the other Party of the representations and warranties set forth in Section 5 hereof (provided that no cure period shall apply in the event of a breach of Section 5.5); or (e) the filing by the other Party of a petition commencing a voluntary case under the Bankruptcy Code; an admission in writing by the other Party of its inability to pay its debts as they become due; the filing by the other Party of any petition or answer in any proceeding seeking for itself, or consenting to, or acquiescing in, any insolvency, receivership, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by the other Party of an answer or other pleading admitting or failing to deny or contest the material allegations of the petition filed against it in any such proceeding; the seeking of or consenting to, or acquiescence by the other Party in, the appointment of any trustee, receiver, or liquidator of it, or any part of its property; and the commencement against the other Party of an involuntary case under the Bankruptcy Code, or a proceeding under any insolvency, receivership, liquidation, dissolution law or similar statute.

7.5                               Effect of Termination.  Upon any termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate (except for those rights and obligations accrued prior to the effective date of such termination or expiration and except as otherwise provided in Section 7.7 below); provided, that:  (a) at Member’s request Premier LP will continue to permit Member Facilities to access Premier Program Contracts for a period not to exceed 90 days following the termination of this Agreement (other than termination by Premier LP for cause), to provide Member Facilities with a reasonable time to transition their arrangements for group purchasing services; and (b) in the event of termination of this Agreement by Premier LP for cause under Section 7.4, Premier LP shall retain, as liquidated damages and not as a penalty, all Administrative Fees collected after the date of the Breach Notice and shall have no obligation to share those Administrative Fees with Member under Section 4.1.

7.6                               Limitation of Liability.  Except as is otherwise provided herein and except as may arise from a breach of Section 10 (“Confidentiality”), neither Party shall be liable to the other Party on any theory of liability.

7.7                               Survival of Terms.  Section 4.3 (“Misdirected Payments”),  Section 4.4 (“Safe Harbor Reports”), Section 5 (“Representations and Warranties”), Section 6 (“Vendor Acts or Omissions”), Section 7.5 (“Effect of Termination”), Section 7.6 (“Limitations of Liability”), Section 7.7 (“Survival of Terms”), Section 9 (“Books and Records”), Section 10 (“Confidentiality”) and Section 11 (“Miscellaneous”), and any terms in this Agreement which by their nature must survive after the Term to give their intended effect shall be deemed to survive termination or expiration of this Agreement.

8.                                      Changes in Law.

In the event that during the Term any federal, state or local law, rule or regulation is adopted, modified, or interpreted by a judicial body, in such a manner as to prohibit or materially change the terms of this Agreement, then the Parties to this Agreement shall negotiate in good faith to amend this Agreement in a manner consistent with such change and the intent of the Parties.

9.                                      Books and Records.

9.1                               Audits.  Each of Premier LP and Member shall have the right from time to time during business hours and upon not less than thirty (30) days written notice to the other Party (and Member Facilities, if applicable) to examine, at the requesting Party’s own cost, such of their respective books and records as necessary to audit and verify the accuracy of any amounts paid or received under this Agreement.  Member shall cause each Member Facility to make its books and records available for the purposes of such audits.  No Party may request an audit under this Section more frequently than once each calendar year.

9.2                               Social Security Act Requirements.  In accordance with Medicare requirements under Section 952 of the Omnibus Reconciliation Act of 1980 (P.L. 96 499) and such final regulations relating thereto as may be promulgated by the Secretary of the U.S. Department of Health and Human Services (the “Secretary”), and to the extent that such requirements are applicable to this Agreement, both Parties shall, while this Agreement is effective and until the expiration of six (6) years after the furnishing of any services hereunder, make available, upon written request to the Secretary, or the Comptroller General of the United States (the “Comptroller General”), or to any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs incurred by the other Party with respect to the services furnished hereunder. If either Party carries out any of the duties hereunder through a subcontract with a value or cost of $10,000 or more over a twelve (12) month period, such subcontract shall contain a clause identical to the foregoing concerning the maintenance of records and their availability to the Secretary or the Comptroller General.

10.                               Confidentiality.

10.1                        Confidential Information.  During the Term and surviving its expiration or termination, except as otherwise provided in this Agreement, the Parties will regard and preserve as confidential and not disclose publicly or to any third party any information related to the business of the other Party without such Party’s prior written consent.  Without limiting the foregoing, Member shall not, and shall cause each Member Facility not to, use or permit the use of pricing, terms and/or conditions of any Premier Program Contract in connection with any negotiations or dealings with third parties to create contracts which exclude Premier LP’s involvement (in this regard, and without limiting the foregoing, Member shall not, and shall cause each Member Facility to not, leverage such information and will not permit its affiliates, agents or representatives, including without limitation any group purchasing organization other than Premier LP, to leverage such information in order to obtain better terms and/or pricing from third parties under contracts which exclude Premier LP’s involvement).  Subject to the requirements of Section 10.3 below and any applicable law or regulation, the confidentiality obligations of this Section 10 do not apply to the use or disclosure of any of the following (the “Confidentiality Exceptions”): (a) information that is publicly known prior to the disclosure or becomes publicly known through no wrongful act of the receiving Party; (b) information that was in lawful possession of the receiving Party prior to the disclosure and was not received as a result of any breach of confidentiality with respect to the disclosing Party; (c) information that was independently developed by the receiving Party outside the scope of this Agreement; (d) information which the receiving Party is required to disclose by law, court order or regulatory agency request; (e) information that is disclosed by the receiving Party without attributing the source; (f) information that must be disclosed for performance under this Agreement; or (g) information that must be disclosed in compliance with Premier Parent’s obligations as a public company.  In the event of a request for disclosure falling under subsection (d) above, prompt notice of such request shall be provided to the other Party in order to provide an opportunity to oppose such request for disclosure.

10.2                        Exceptions.  Each of the Parties shall have the right to use pricing information on Products and Services for its internal analyses and for creating pricing evaluations for disclosure to potential recruits pursuant to a confidentiality agreement.  Subject to the terms of the applicable Premier Program Contract, the Parties shall also have the right to disclose such information to third parties for performance of such analysis under a confidentiality agreement that prevents such information from being used for any other purpose.  The disclosing Party shall promptly notify the other Party if any such disclosure is made to any third party.  Member shall have the right to disclose the terms of this Agreement to Member Facilities and to health care providers that Member is seeking to recruit to join the Premier Program, provided such disclosure is made pursuant to the terms of a confidentiality agreement executed by the Member Facility or other receiving organization.

10.3                        HIPAA Requirements.  The Parties acknowledge that many Member Facilities are “covered entities” as that term is defined at 45 C.F.R. § 160.103. To the extent applicable, the Parties agree to comply with the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”) and any current and future regulations promulgated thereunder, including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45 C.F.R. Parts 160, 162 and 164 (the “Federal Security Regulations”) and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (the “Federal Electronic Transaction Regulations”), and the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, all as amended from time to time and collectively referred to herein as the “HIPAA Requirements.”  The Parties agree not to use or further disclose any Protected Health Information (as defined in the Federal Privacy Regulations) or EPHI (as defined in the Federal Security Regulations) other than as permitted by the HIPAA Requirements, the terms of this Agreement and terms of any Business Associate Agreement then in effect between the Parties.  The Parties will make their internal practices, books, and records relating to the use and disclosure of Protected Health Information available to the Secretary to the extent required for determining compliance with the HIPAA Requirements.

10.4                        Remedies.  The Parties acknowledge and agree that (a) the restrictions contained in this Section 10 are reasonable and a necessary protection of the legitimate interest of the Parties, and that any violation of these restrictions would cause substantial and irreparable injury to the Parties; and (b) the Parties would not have entered into this Agreement without receiving the additional consideration offered by the Parties binding themselves to these restrictions.  In the event of any violation of these restrictions, the non-breaching Party shall be entitled, in addition to any other remedy available, to preliminary and permanent injunctive relief, and all reasonable costs of enforcement hereunder, including, but not limited to, reasonable attorney’s fees.

11.                               Miscellaneous.

11.1                        Entire Agreement.  This Agreement, the Exhibits attached hereto, and the Membership Applications signed by Member and each Member Facility (which are incorporated herein by this reference) contain the entire agreement between Premier LP and Member relating to the subject matter of this Agreement and supersede all previous contracts and all prior representations or agreements between the Parties, whether written or oral, relating to the subject matter of this Agreement.  To the extent that any provision of this Agreement conflicts with any provision of any Existing Agreement related to the scope and duration of Member’s and its Member Facilities’ participation in the Premier Program, the terms of this Agreement shall be controlling and any conflicting provision of such Existing Agreement is hereby deemed to be amended to conform to the provisions of this Agreement without any further action by either Party.  For avoidance of doubt:  (a) all agreements between Member and any of the Premier Group entities other than the Premier, Inc. Stockholders Agreement (e.g., software agreements, consulting engagements, business associate agreements, etc.) shall remain in full force and effect; and (b) all provisions of agreements between Member and Premier LP (e.g., field service resource support, savings guarantees, business associate agreements, etc.) which do not address the duration of participation in the Premier Program shall remain in full force and effect.

11.2                        Severability.  If any part of this Agreement shall be determined to be invalid, illegal, or unenforceable by any valid Act of Congress or of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, then such part shall be reformed, if possible, to conform to the law, and, in any event, the remaining parts of this Agreement shall be fully effective and operative insofar as reasonably possible.

11.3                        Modification; Waiver.  No modification of or amendment to this Agreement shall be deemed effective unless in writing and signed by a duly authorized representative of each of the Parties.  Waiver of a breach of any provision(s) of this Agreement shall not be deemed a waiver of any other breach of the same or any different provision(s).

11.4                        Binding on Successors.  This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective legal representative(s), successor(s), and permitted assignee(s).

11.5                        Assignments.  Neither Party may assign, subcontract, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Premier LP may assign this Agreement to a Related Entity without consent.  No assignment hereunder shall operate to release assigning Party of any of its obligations hereunder.

11.6                        Governing Law.  This Agreement has been executed and delivered and shall be construed and enforced in accordance with the internal laws of the State of Delaware.

11.7                        Notices.  Any notice required to be given pursuant to the terms and provisions hereof shall be in writing, postage prepaid, and shall be sent by first-class mail or certified mail, return receipt requested, to Premier LP or Member at the addresses below.  Either Party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section.  Notices hereunder shall be deemed to have been given, and shall be effective, upon receipt by the other Party:

If to Premier LP:

Premier Healthcare Alliance, L.P.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: General Counsel

If to Member:

At the last address of record for Member in Premier LP’s records.

11.8                        Force Majeure.  In the event that either Party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of a Force Majeure Event, the Party who has been so affected shall immediately give written notice to the other Party and shall do everything reasonably possible to resume performance.  Upon the other Party’s receipt of such notice, all obligations under this Agreement shall be suspended immediately until termination of the Force Majeure Event.  If the period of nonperformance exceeds 90 days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may, by giving written notice to the other Party, terminate this Agreement.

11.9                        Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.10                 Independent Contractors.  It is hereby understood and agreed that nothing contained in this Agreement is intended, or shall constitute or be construed, to be or to create or to establish a partnership, joint venture or lease between or among Member, Member Facilities, their respective Related Entities, or their respective successors or assignees, on the one hand, and Premier LP, its Related Entities, other Premier Members or their respective successors or assignees, on the other hand, or as constituting either Party as the general representative or general agent of the other Party or its member hospitals or affiliates for any purpose whatsoever, except as expressly set forth herein.  In entering into this Agreement and in acting in compliance herewith, each Party shall at all times be deemed to be acting and performing as an independent contractor duly authorized to perform only as provided for in this Agreement.

11.11                 Retention of Documents.  Premier LP and Member agree that each Party shall retain and make available upon written request to the other Party, for a period of four years after the furnishing of such services as described in this Agreement, copies of this Agreement and any books, documents, records, and other data that are necessary to certify the nature and extent of the cost thereof when requested by the Secretary or the Comptroller General, or any of their duly authorized representatives.

11.12                 Legal Action.  If either Party commences legal action or arbitration against the other Party related to any claim or controversy for a matter arising out of this Agreement, the non-prevailing Party shall pay all costs and reasonable attorneys’ fees incurred by the prevailing Party in connection with such action.

11.13                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.  Signatures of the Parties transmitted by email or facsimile shall be deemed to be their original signatures for all purposes.

11.14                 Expenses.  Each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives.

11.15                 Trademarks.  Neither Premier LP nor Member shall use, and Member shall cause each Member Facility to not use, the other Party’s name, trademarks, or service marks in advertising or promotional materials or otherwise without the other Party’s prior written consent; provided, that Premier LP may identify Member as a participant in the Premier Program.  The Parties shall ensure that their respective Related Entities comply with this provision.

11.16                 Press Releases and Communication.  No Party shall, and Member shall cause each Member Facility to not, issue or make any press release or public statement regarding this Agreement without the prior written consent of the other Party.

11.17                 Arbitration.  Any controversy, claim or dispute arising out of, accruing, or relating to this Agreement shall be resolved exclusively by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association; provided, that nothing in this Section shall be deemed to prevent either Party from seeking injunctive or other equitable relief in a court of law.  Such arbitration shall be in lieu of litigation in any state or federal court.  The arbitration shall be heard before a panel of three neutral arbitrators who, to the extent not inconsistent with applicable law, will have no power or authority to award treble, punitive, exemplary, consequential, or other damages not measured by the prevailing party’s actual damages except as otherwise expressly provided for in this Agreement.  The proceeding will be held in Wilmington, Delaware and the costs of the arbitration, as well as reasonable attorneys’ fee as determined by the arbitrators, will be awarded to the prevailing party.  The decision of the arbitrators shall be final and binding and the parties irrevocably submit to the jurisdiction of the United States District Court for the District of Delaware for enforcement of the arbitral award.  Notwithstanding the foregoing, in the event any dispute arises under this Agreement, prior to the initiation of any legal proceeding, the Parties shall first attempt to resolve such dispute through one or more meetings of the principals of each Party.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Execution Date.

PREMIER PURCHASING PARTNERS, L.P.

By:	PREMIER PLANS, LLC, its general partner

By:

Name:

Title:

[MEMBER]

By:

Name:

Title:

[Signature page to GPO Participation Agreement]

EXHIBIT A

LIST OF MEMBER FACILITIES

A-1